Exhibit 99.1

Equinix Appoints Adaire Fox-Martin to Board of Directors

REDWOOD CITY, Calif., Jan. 7, 2020 /PRNewswire/ -- Equinix, Inc. (Nasdaq: EQIX), the global interconnection and data center company, today announced the appointment of Adaire Fox-Martin to the Equinix Board of Directors. Fox-Martin will also serve as a member of the Board’s Nominating Committee. Her appointment brings the number of directors on the Equinix Board to 11.

Highlights/Key Facts

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With a career in the information technology sector that spans more than a quarter century, Fox-Martin has served in leadership positions across Asia-Pacific, Europe and the Americas in sales, business development, consulting and education. Presently, she is a member of the Executive Board of SAP SE, leading Global Customer Operations. She is responsible for SAP’s sales organization across the globe, with a resolute focus on the success of over 400,000 customers and over 14,000 employees worldwide.

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Fox-Martin’s leadership has been recognized for strengthened customer relationships, strategic partnerships and co-innovation projects that have improved customer value and customer success. She is responsible for a number of transformation initiatives at SAP, including those that have been critical to SAP’s shift to the cloud, and the creation of a new organization called Customer First, whose sole purpose is to ensure the customer is always at the center of SAP’s business.

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As President, Asia-Pacific and Japan for SAP from 2014–2017, Fox-Martin ran the company’s multifunctional sales and operations organizations. During her tenure, SAP was named a Top 10 Best Multinational Workplace in Asia for two years in a row.

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Prior to SAP, Fox-Martin held various roles at Oracle during her 15-year tenure at the company. As Vice President of Government Education and Healthcare, she was responsible for the success of the business unit, with over 160 sales, business development and solution professionals in 24 countries.

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Fox-Martin is a passionate advocate of social entrepreneurship and workplace inclusivity and fulfilment. She founded the SAP One Billion Lives Ventures—a social intrapreneurship program focused on improving the lives of one billion people around the world. Through the program, SAP employees are given the permission, time, funding and mentorship to realize their passion for social impact through creation of sustainable business ventures that have social missions at the core of their operations. With Fox-Martin’s support, SAP and Social Enterprise UK have created a dedicated content platform that promotes current thinking from the world of social enterprise. Taking the name from its purpose—to improve one billion lives—the One Billion Lives platform aims to bring social entrepreneurs and corporate leaders closer together to accelerate the movement.

•	In 2019, Fox-Martin was named to Fortune Magazine’s Top 50 Most Powerful Women International List for the third time running.

Quote

•	Peter Van Camp, Executive Chairman, Equinix

“Throughout her career, Adaire has been a passionate advocate for helping businesses realize greater value through technology, especially in the enterprise sector. Her leadership at two of the top global technology providers, combined with her background in championing social responsibility initiatives, positions her well to contribute to the future direction of Equinix as we advance our role as the trusted advisor to our 10,000 customers, helping them optimize their businesses in an increasingly digital world.”

About Equinix

Equinix, Inc. (Nasdaq: EQIX) connects the world’s leading businesses to their customers, employees and partners inside the most-interconnected data centers. On this global platform for digital business, companies come together across more than 50 markets on five continents to reach everywhere, interconnect everyone and integrate everything they need to create their digital futures. www.Equinix.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of acquiring, operating and constructing IBX data centers and developing, deploying and delivering Equinix products and solutions; unanticipated costs or difficulties relating to the integration of companies we have acquired or will acquire into Equinix; a failure to receive significant revenues from customers in recently built out or acquired data centers; a failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; risks related to our taxation as a REIT; and other risks described from time to time in Equinix filings with the Securities and Exchange Commission. In particular, see recent Equinix quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

CONTACT: Equinix Media Contact (Global), David Fonkalsrud, +1 650-598-6240, dfonkalsrud@equinix.com, or Investor Relations Contacts, Katrina Rymill, +1 650-598-6583krymill@equinix.com, or Chip Newcom, +1 650-598-6262, cnewcom@equinix.com